MORGAN STANLEY
                             SPECTRUM SERIES

        February 2003
        Monthly Report

This Monthly Report supplements the Spectrum Funds' Prospectus dated April 30, 2002 and the Prospectus Supplement dated January 24, 2003.

                                                          Issued: March 31, 2003

[MORGAN STANLEY LOGO]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                                    INCEPTION- ANNU-
                                                                                                                    TO-DATE   ALIZED
                         1991   1992    1993   1994   1995   1996   1997   1998    1999   2000   2001   2002   2003  RETURN   RETURN
FUND                       %      %       %      %      %      %      %      %       %      %      %      %      %      %        %
====================================================================================================================================
Spectrum Currency ....    --     --      --     --     --     --     --     --      --    11.7   11.1   12.2    6.0   47.7     15.8
                                                                                        (6 mos.)             (2 mos.)
====================================================================================================================================
Spectrum Global
  Balanced ...........    --     --      --    (1.7)  22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3) (10.1)   3.0   50.1      5.0
                                             (2 mos.)                                                        (2 mos.)
====================================================================================================================================
Spectrum Select ......   31.2  (14.4)   41.6   (5.1)  23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   15.4    9.0   201.4    10.0
                       (5 mos.)                                                                              (2 mos.)
====================================================================================================================================
Spectrum Strategic ...    --     --      --     0.1   10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   9.4   11.3   28.4      3.1
                                             (2 mos.)                                                        (2 mos.)
====================================================================================================================================
Spectrum Technical ...    --     --      --    (2.2)  17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  23.3   20.2   121.3    10.0
                                             (2 mos.)                                                        (2 mos.)
====================================================================================================================================

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

825 Third Avenue, 9th Floor
New York, NY 10022
Telephone (212) 310-6444

Morgan Stanley Spectrum Series
Monthly Report
February 2003

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of February 28, 2003 was as follows:

FUND                                  N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                    $14.77                  .97%
--------------------------------------------------------------------------------
Spectrum Global Balanced             $15.01                 2.64%
--------------------------------------------------------------------------------
Spectrum Select                      $30.14                 4.13%
--------------------------------------------------------------------------------
Spectrum Strategic                   $12.84                (2.17)%
--------------------------------------------------------------------------------
Spectrum Technical                   $22.13                 6.61%
--------------------------------------------------------------------------------

     Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

     The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

     Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

     I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                        Month ended             YTD ended
                                     February 28, 2003      February 28, 2003
                                     -----------------      -----------------
Australian| dollar                          1.07                   1.88
British| pound                              1.42                   0.37
Euro                                        0.57                   4.87
Japanese| yen                              -1.51                  -1.39
Swiss| franc                                   0                   0.78
Minor| currencies                           0.31                   1.38


Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

Factors influencing monthly trading gains:

> Gains were recorded from short positions in the British pound versus the U.S. dollar as the value of the pound decreased due to weak economic data out of the U.K. and an interest rate cut by the Bank of England.

> Long positions in the South African rand, Australian dollar, and New Zealand dollar versus the U.S. dollar were profitable as the value of these currencies increased on the heels of higher commodity prices.

> Additional gains were recorded from long positions in the euro versus the U.S. dollar as the value of dollar weakened amid investors' fears regarding the increasing likelihood of military action against Iraq.

Factors influencing monthly trading losses:

> Short positions in the Japanese yen versus the U.S. dollar experienced losses as the value of the yen increased amid fading fears of an intervention by the Bank of Japan and anticipation of yen repatriation. Additional losses were recorded from short positions in the Singapore dollar as its value increased in sympathy with the yen.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                        Month ended             YTD ended
                                     February 28, 2003      February 28, 2003
                                     -----------------      -----------------
 Currencies                                0.29                    1.2
 Interest| Rates                           2.72                    3.14
 Stock| Indices                           -1.09                   -2.36
 Energies                                  1.14                    1.91
 Metals                                   -0.02                    0.2
 Agriculturals                            -0.02                   -0.26

Note: Reflects trading results only and does not include fees or interest income.


Factors influencing monthly trading gains:

> In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices moved higher as investors continued to seek the "safe haven" of fixed income investments in response to prolonged uncertainty in global equity markets.

> In the energy markets, gains resulted from long positions in natural gas futures as prices jumped sharply higher amid fears that extremely cold weather in the U.S. northeast and midwest could further deplete already diminished supplies. Additional gains were recorded from long positions in crude oil futures as prices continued to trend higher amid the increasing likelihood of military action against Iraq.

Factors influencing monthly trading losses:

> In the global stock index futures markets, long positions in German, U.S., and Japanese stock index futures recorded losses as equity prices declined, spurred by the release of weak U.S. economic data and increased concerns regarding Iraq's disarmament.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                       Month ended             YTD ended
                                    February 28, 2003      February 28, 2003
                                    -----------------      -----------------
     Currencies                           -0.57                   3.12
     Interest| Rates                       2.21                   1.9
     Stock| Indices                       -0.6                   -1.31
     Energies                              4.65                   6.72
     Metals                               -0.66                   0.37
     Agriculturals                            0                  -0.14

Note: Reflects trading results only and does not include fees or interest income.

Factors influencing monthly trading gains:

> In the energy markets, gains resulted from long positions in natural gas futures as prices jumped sharply higher amid fears that extremely cold weather in the U.S. northeast and midwest could further deplete already diminished supplies. Additional gains were recorded from long futures positions in crude oil and its related products as prices continued to trend higher amid the increasing likelihood of military action against Iraq.

> In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices moved higher as investors continued to seek the "safe haven" of fixed income investments in response to prolonged uncertainty in global equity markets.

Factors influencing monthly trading losses:

> In the metals markets, long futures positions in gold and silver experienced losses as precious metals prices declined in response to U.N. sponsored proposals to resolve tensions in the Persian Gulf region.

> In the global stock index futures markets, long positions in U.S. stock index futures recorded losses as equity prices declined, spurred by the release of weak U.S. economic data and increased concerns regarding Iraq's disarmament.

> In the currency markets, short positions in the Japanese yen versus the U.S. dollar experienced losses as the value of the yen increased amid fading fears of an intervention by the Bank of Japan and anticipation of yen repatriation.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                       Month ended             YTD ended
                                    February 28, 2003      February 28, 2003
                                    -----------------      -----------------
Currencies                                 0.94                   2.63
Interest| Rates                            1.9                    3.04
Stock| Indices                            -0.21                   0.17
Energies                                   1.52                   2.18
Metals                                    -0.59                   1.46
Agriculturals                             -4.55                   4.07

Note: Reflects trading results only and does not include fees or interest income.

Factors influencing monthly trading losses:

> In the agricultural markets, long positions in cocoa futures suffered losses as prices declined following the negotiation of a peace accord acceptable to rebel forces in the Ivory Coast. Additional losses were recorded from long positions in coffee futures as prices reversed lower amid supply and demand concerns.

> In the metals markets, long positions in gold futures experienced losses as precious metals prices declined in response to U.N. sponsored proposals to resolve tensions in the Persian Gulf region. Additional losses were recorded from long positions in copper futures as base metals prices moved lower due to continued pessimism regarding a global economic recovery.

Factors influencing monthly trading gains:

> In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices moved higher as investors continued to seek the "safe haven" of fixed income investments in response to prolonged uncertainty in global equity markets.

> In the energy markets, gains resulted from long positions in natural gas futures as prices jumped sharply higher amid fears that extremely cold weather in the U.S. northeast and midwest could further deplete already diminished supplies. Additional gains were recorded from long positions in crude oil futures as prices continued to trend higher amid the increasing likelihood of military action against Iraq.

> In the currency markets, long positions in the Japanese yen versus the U.S. dollar experienced gains as the value of the yen increased amid fading fears of an intervention by the Bank of Japan and anticipation of yen repatriation.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                       Month ended             YTD ended
                                    February 28, 2003      February 28, 2003
                                    -----------------      -----------------

Currencies                                 1.61                   6.38
Interest |Rates                            3.36                   5.65
Stock| Indices                             0.27                    1.2
Energies                                   4.67                    8.5
Metals                                    -0.93                   0.82
Agriculturals                             -0.49                   0.32

Note: Reflects trading results only and does not include fees or interest income.

Factors influencing monthly trading gains:

> In the energy markets, gains resulted from long positions in natural gas futures as prices jumped sharply higher amid fears that extremely cold weather in the U.S. northeast and midwest could further deplete already diminished supplies. Additional gains were recorded from long futures positions in crude oil and its related products as prices continued to trend higher amid the increasing likelihood of military action against Iraq.

> In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices moved higher as investors continued to seek the "safe haven" of fixed income investments in response to prolonged uncertainty in global equity markets.

> In the currency markets, gains were recorded from long positions in the Australian dollar and Canadian dollar versus the U.S. dollar as the value of these currencies increased on the heels of higher commodity prices. Additional gains were recorded from long positions in the euro versus the U.S. dollar as the value of the dollar weakened amid investors' fears regarding the increasing likelihood of military action against Iraq.

Factors influencing monthly trading losses:

> In the metals markets, long futures positions in gold and silver experienced losses as precious metals prices declined in response to U.N. sponsored proposals to resolve tensions in the Persian Gulf region.

> In the agricultural markets, long positions in live cattle futures recorded losses as prices fell sharply amid demand concerns.

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                                       9

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED FEBRUARY 28, 2003 (UNAUDITED)

                                       MORGAN STANLEY
                                      SPECTRUM CURRENCY
                                ----------------------------
                                              PERCENTAGE OF
                                            FEBRUARY 1, 2003
                                                BEGINNING
                                  AMOUNT     NET ASSET VALUE
                                ----------  ----------------
                                     $              %
REVENUES
Trading profit (loss):
  Realized                              --          --
  Net change in unrealized       1,979,875        1.86
                                ----------        ----
    Total Trading Results        1,979,875        1.86
Interest income (Note 2)            65,263         .06
                                ----------        ----
    Total Revenues               2,045,138        1.92
                                ----------        ----

EXPENSES
Incentive fees (Note 3)            423,013         .40
Brokerage fees (Note 2)            409,027         .38
Management fees (Note 3)           177,838         .17
                                ----------        ----
    Total Expenses               1,009,878         .95
                                ----------        ----

NET INCOME                       1,035,260         .97
                                ==========        ====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED FEBRUARY 28, 2003 (UNAUDITED)

                                    MORGAN STANLEY
                                   SPECTRUM CURRENCY
                       ----------------------------------------
                                                           PER
                           UNITS            AMOUNT        UNIT
                       -------------     ------------     -----
                                               $            $
Net Asset Value,
  February 1, 2003     7,293,207.251      106,702,817     14.63
Net Income                        --        1,035,260       .14
Redemptions              (84,497.577)      (1,248,029)    14.77
Subscriptions            416,964.847        6,158,571     14.77
                       -------------     ------------
Net Asset Value,
  February 28, 2003    7,625,674.521      112,648,619     14.77
                       =============     ============

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                 MORGAN STANLEY
            SPECTRUM GLOBAL BALANCED
          ----------------------------
                        PERCENTAGE OF
                      FEBRUARY 1, 2003
                          BEGINNING
            AMOUNT     NET ASSET VALUE
          ----------  ----------------
               $              %


           2,070,747        4.12
            (543,736)      (1.08)
          ----------        ----
           1,527,011        3.04
              45,077         .09
          ----------        ----
           1,572,088        3.13
          ----------        ----


                  --          --
             192,703         .38
              52,365         .11
          ----------        ----
             245,068         .49
          ----------        ----

           1,327,020        2.64
          ==========        ====



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




             MORGAN STANLEY
        SPECTRUM GLOBAL BALANCED
----------------------------------------
                                    PER
    UNITS            AMOUNT        UNIT
-------------     ------------     -----
                        $            $

3,437,397.563       50,270,677     14.62
           --        1,327,020       .39
 (109,669.515)      (1,646,139)    15.01
   26,198.392          393,238     15.01
-------------     ------------

3,353,926.440       50,344,796     15.01
=============     ============

MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------
STATEMENTS OF OPERATIONS
------------------------------------------------------------
FOR THE MONTH ENDED FEBRUARY 28, 2003 (UNAUDITED)

                                       MORGAN STANLEY
                                       SPECTRUM SELECT
                                ----------------------------
                                              PERCENTAGE OF
                                            FEBRUARY 1, 2003
                                                BEGINNING
                                  AMOUNT     NET ASSET VALUE
                                ----------  ----------------
                                     $              %
REVENUES
Trading profit (loss):
  Realized                      15,776,159         4.98
  Net change in unrealized         326,000          .10
                                ----------         ----
    Total Trading Results       16,102,159         5.08
Interest income (Note 2)           218,245          .07
                                ----------         ----
    Total Revenues              16,320,404         5.15
                                ----------         ----

EXPENSES
Brokerage fees (Note 2)          1,915,102          .60
Management fees (Note 3)           792,456          .25
Incentive fees (Note 3)            524,833          .17
                                ----------         ----
  Total Expenses                 3,232,391         1.02
                                ----------         ----

NET INCOME (LOSS)               13,088,013         4.13
                                ==========         ====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED FEBRUARY 28, 2003 (UNAUDITED)

                                 MORGAN STANLEY
                                 SPECTRUM SELECT
                      -----------------------------------
                                                     PER
                           UNITS          AMOUNT     UNIT
                      --------------   -----------  -----
                                            $         $
Net Asset Value,
  February 1, 2003    10,950,313.329   316,982,266  28.95
Net Income (Loss)                 --    13,088,013   1.19
Redemptions              (88,691.495)   (2,673,162) 30.14
Subscriptions            331,955.507    10,005,132  30.14
                      --------------   -----------
Net Asset Value,

  February 28, 2003   11,193,577.341   337,402,249  30.14
                      ==============   ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED FEBRUARY 28, 2003 (UNAUDITED)

       MORGAN STANLEY                MORGAN STANLEY
     SPECTRUM STRATEGIC            SPECTRUM TECHNICAL
----------------------------  ----------------------------
              PERCENTAGE OF                PERCENTAGE OF
            FEBRUARY 1, 2003             FEBRUARY 1, 2003
                BEGINNING                    BEGINNING
  AMOUNT     NET ASSET VALUE   AMOUNT     NET ASSET VALUE
----------  ----------------  ----------  ----------------
     $              %              $              %


 8,201,460         9.44       19,094,630         4.96
(9,097,514)      (10.47)      13,681,282         3.55
----------       ------       ----------         ----
  (896,054)       (1.03)      32,775,912         8.51
    60,372          .07          265,853          .07
----------       ------       ----------         ----
  (835,682)        (.96)      33,041,765         8.58
----------       ------       ----------         ----


   525,027          .60        2,327,621          .60
   217,252          .26          821,767          .22
   303,837          .35        4,418,567         1.15
----------       ------       ----------         ----
 1,046,116         1.21        7,567,955         1.97
----------       ------       ----------         ----

(1,881,798)       (2.17)      25,473,810         6.61
==========       ======       ==========         ====



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


         MORGAN STANLEY                       MORGAN STANLEY
       SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
---------------------------------   -------------------------------------
                            PER                                     PER
    UNITS        AMOUNT     UNIT         UNITS          AMOUNT      UNIT
-------------  ----------  ------   --------------   -----------   ------
                    $         $                              $        $

6,620,544.668  86,901,025   13.13   18,557,567.042   385,261,355    20.76
           --  (1,881,798)   (.29)              --    25,473,810     1.37
  (65,555.679)   (841,735)  12.84     (161,644.820)   (3,577,200)   22.13
  181,551.407   2,331,120   12.84      543,188.624    12,020,762    22.13
-------------  ----------           --------------   -----------


6,736,540.396  86,508,612   12.84   18,939,110.846   419,178,727    22.13
=============  ==========           ==============   ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
================================================================================

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION.Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

     The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES.The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION.Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

of Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT.Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS.The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

     Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

     Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES.The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES.No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS.Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING.Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units will be paid by the Limited Partners or the Partnership. Morgan Stanley DW will pay all such costs.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge.

     The foregoing redemption charges are paid to Morgan Stanley DW.

     All redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2.   RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================
3.   TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

     The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONCLUDED)

     The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% of Net Assets on the first day of each month (a 3% annual rate).

     The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE.Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

     Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

     Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

     For all Partnerships, when trading losses are incurred, no incentive fees are paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022


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